Exhibit 99.1
DEBT COVENANT COMPLIANCE
AS OF OCTOBER 31, 2010
Consolidated Adjusted EBITDA:

(in 000s)	LTM (i)	Q3 FY10	Q4 FY10	Q1 FY11	Q2 FY11
Net Loss	$(1,498)	$(747)	$112	$(540)	$(323)
Add Back:
Depreciation and Amortization	6,316	1,485	1,647	1,622	1,562
Income Tax Provision (Benefit )	553	(1,124)	(191)	1,064	804
Interest Charges	1,786	468	468	413	437
Non-Cash Charges	3,496	1,742	853	370	531
Allowable Add backs Pursuant to Credit Facility Agreement	67	(51)	6	9	103

Consolidated Adjusted EBITDA	$10,720	$1,773	$2,895	$2,938	$3,114

I. Consolidated Leverage Ratio
A. Total Long-Term Obligations and Notes Payable (ii)	$4,144
B. Consolidated Adjusted EBITDA	$10,720
C. Consolidated Leverage Ratio (Line I.A ÷ Line I.B)	0.39
Maximum Permitted	2.50x to 1
II. Liquidity Test
Book Value of Consolidated Accounts Receivable at 65%	$26,284
Book Value of Consolidated Inventory at 40%	$10,885

A.	$37,169
B. Total Long-Term Obligations and Notes Payable (ii)	$4,144
(Line II.A) must be greater than (Line II. B)	Yes

III. Consolidated Fixed Charge Coverage Ratio (i)
A. Consolidated Adjusted EBITDA
1 Consolidated Net Loss	$(1,498)
2 Consolidated Interest Charges	$1,786
3 Provision (Benefit) for income taxes	$553
4 Depreciation expenses	$5,872
5 Amortization expenses	$444
6 Non-recurring non-cash reductions of Consolidated Net Loss	$3,496
7 Allowable Add backs Pursuant to Credit Facility Agreement	$67
8 Consolidated Adjusted EBITDA (Lines III.A.1 + 2 + 3 + 4 + 5 + 6 + 7)	$10,720
B. Cash payments for taxes	$671
C. Maintenance Capital Expenditures	$2,000
D. Consolidated Interest Charges (except non-cash interest)	$392
E. Current portion of other long term debt (iii)	$28
F. Consolidated Fixed Charge Coverage Ratio ((Line III.A.8 - Line III.B — Line III.C) / (Line III.D + Line III.E)	19.2
Minimum required	2.0x to 1

Notes:

(i)	Last Twelve Months (Most Recent Four Fiscal Quarters)

(ii)	Includes letters of credit of $2.1 million and excludes subordinated debt

(iii)	Represents current portion of other long-term debt as of October 31, 2010